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                             [Ten Rupees Bill]

                        MEMORANDUM OF UNDERSTANDING

THIS AGREEMENT made at Pune this Tenth day of December 1997, between M/s Bio-Ved Pharmaceuticals Pvt. Ltd., a company incorporated under the provisions of the company act, 1956, and having its registered office at 6, Pradeep Chambers, Bhandarkar Institute Road, Pune 411005, Maharashtra, hereinafter referred to as "the Company" (which expression shall unless repugnant to or inconsistent to the context or meaning thereof the deemed, mean and include its successors and assignees) of the ONE PART AND S.P.B. (Inc.), a company incorporated under the provisions of the company act, 1956, and having its registered office at Maharashtra, hereinafter referred to as "the Manufacturer" (which expression shall unless repugnant to or inconsistent to the context or meaning thereof the deemed, mean and include its successors and assignees) of the OTHER PART.

                             [Ten Rupees Bill]

WHEREAS:

A. The Company is carrying on business of manufacturing and sale of pharmaceuticals and possesses expertise, technical know-how and technology for the manufacture thereof;

B. The Manufacturer has represented to the Company that it has the necessary manufacturing facilities, including that of filling, packaging and supplying of pharmaceutical liquid with requisite specifications of quality control as required by the Company; spare capacity, adequate equipment and competent staff at its factory situated at 179/2 Garmal, Vadgeon Dhayari, Sinhgad Road, Tal Haveli, Dist. Pune 411041, has offered the same to the Company.

C. The Company is desirous of utilizing the manufacturing facilities and the spare capacity of the manufacturer in respect of the products listed in the "Schedule I" hereto annexed upon and subject to the terms and conditions hereinafter appearing.

NOW IT IS HEREBY MUTUALLY AGREED TO BY AND BETWEEN the parties hereto as follows:

I.   MANUFACTURE (PRINCIPAL TO PRINCIPAL ARRANGEMENT):

     i) The manufacturer will manufacture MULTICIDAL HICIDAL PERIBAN/ MICROCIDAL solely for the sale purpose to Company. The Manufacturer shall not manufacture same product for sale to any other buyer than the Company (Bio-Ved). The Company shall place Purchase Orders to the Manufacturer for such products as mentioned in 'Schedule I' hereto annexed. The manufacturer shall manufacture such product/s as mentioned in the schedule I hereto annexed as per

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          the standards and specifications specified in the 'Proposed
          Manufacturing Guide' or 'Master Formula' (and currently in force) given by the company to the Manufacturer. No deviation and/or alterations in part or whole shall be carried out without prior written permission of the Company.

     ii) The Company shall provide the Manufacturer with Manufacturing programme/schedule at least 6 weeks in advance and the Manufacturer shall make available the required facilities to the company as per the schedule previously agreed upon. The Company agrees to purchase 30,000 units per month from the Manufacturer.

     iii) The Manufacturer shall make arrangement of procuring raw and packaging materials in advance in such a manner as to allow sufficient time for its analysis and release for use in manufacturing as per the schedule given by the Company. The Manufacturer shall make arrangements to analyze all starting materials so as to achieve production scheduled quantity on time.

     iv) The Manufacturer shall make every effort to ensure delay prevention by advance planning and shared projection. The Manufacturer shall develop alternative sources to ensure adequate supplies and build inventory for the purpose.

     v) The manufacturer shall make adequate arrangement for storage of raw materials, Packaging Materials, In-process goods, Finished Product and Change-parts as per the guidelines given by the Company.

     vi) The Manufacturer shall follow and comply with all the statutory/regulatory requirements mentioned in Drug Act 1940 and Rules 1945 including Amendment to Drug Act 1988 - Good Mfg. Practices (as per Schedule M and U).

     vii) The Manufacturer shall document the batch details on the protocol of Batch Manufacturing Record (B.M.R.) as provided by the Company and arrange to send a photocopy of B.M.R. of each batch along with the Certificate Of Analysis (COA) to the Company to obtain their 'Release Note' before releasing a batch of finished product for sale from the warehouse of the Manufacturer. Such a Release note should be given within 10 days.

II.  PERMISSIONS:

     The Company and the Manufacturer shall obtain from the authorities concerned and maintain from time to time and at all times during the continuance of this Agreement all necessary permits, approvals and licences, requisite, usual, expedient or proper in relation to or in connection with the manufacture of the product under this Agreement.

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III. EQUIPMENT, MACHINERY AND OTHER FACILITIES:

     The Manufacturer shall ensure and guarantee that adequate facilities including power is available at all times for manufacture of the said products as per the manufacturing schedule given by the Company. If necessary the manufacturer shall install at its own cost generator set for ensuring availability of power and make available all consumables at all times.

IV.  DISPATCHES:

     The Manufacturer shall dispatch the finished products to locations and parties/persons as may be intimated by the Company from time to time. The Company shall arrange to make necessary documentations including challans, debit notes, memos, etc. which shall accompany the goods to various destinations. The Manufacturer thus co-operates and works with the Company in getting necessary documentation and tapes in place. Transportation costs including loading/unloading of goods shall be borne by the Company. The Company agrees to lift the finished goods within 10 days from the date of intimation by the manufacturer.

V.   QUALITY ASSURANCE:

     i) The Manufacturer shall analyze all the raw and packaging materials as per the specifications provided by the Company before using the same for manufacturing purpose. In case of any problem of non-compliance with any of the control parameters of specifications, the Manufacturer shall consult the Company immediately and in such case, the Company's decision shall be final and binding on the Manufacturer. The Manufacturer shall keep detailed records of such analysis of RM, PM and finished goods.

     ii) The Company reserves the right to analyze independently any or all batches of starting materials and finished product and reject if found substandard. It also reserves the right to reject partly or wholly the finished product based on its independent analysis or suggest reprocessing method to be carried out by the Manufacturer at the cost of the Manufacturer. The Manufacturer shall ensure in such event that the agreed Production schedule is not disturbed.

     iii) The Company shall have an access to any and all documentation pertaining to the manufacturing and testing documents of the product including the inspection of storage conditions and Q.A. systems. The Company may carry out an audit of the Manufacturer's premises, systems and documents to ensure the Quality, Purity and Integrity of the Company's products.

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     iv)  The Manufacturer shall arrange to hand over 'Control Samples' of each batch of Company's products manufactured in its premises to the Company as per the Sample quantity specified by the Company in writing. This may include samples for stability studies. The Manufacture shall maintain documentation records of all such samples drawn by the Company on BMR.

     v) The Manufacturer shall bear the loss of all market complaints and credit it to the Company within 60 days from the date of receiving complaint along with complaint sample. Alternately a free replacement for the same quantity and pack size for market complaints may be made by the Manufacturer.

     vi) The Manufacturer shall observe the Company's authorized Standard Operating Procedure for addition of Recovery and also for Destruction of Non-Recoverable materials including finished product.

VI.  CHARGES:

     i) Since the product is to be manufactured on P & P basis, the rates will be mutually decided by the Company and the Manufacturer and cost of the finished product will be reviewed and revised, if required, after every six months starting by mutual discussion and consent of both the parties.

     ii) The Purchase Order shall accompany 50% Advance by cheque payable at Pune. Balance against release of goods by our laboratory, by 30 days post dated cheque.

VII.  DURATION:

     This agreement shall commence on 10th day of December, 1997 and shall be in force for a period of five years from that date subject to its prior termination or determination as hereinafter provided.

VIII. RENEWAL:

     This Agreement may be renewed by either party by giving to the other three months' notice in that behalf on terms and conditions to be mutually agreed upon.

IX.  TERMINATION:

     i) Either parties shall be entitled to terminate this agreement on the happening of any of the following events -

          a) If counter part commits a breach of any of the terms or provisions of this Agreement and fails to rectify or remedy the breach within seven days from

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               the date of receipt of written notice calling upon it to do
               so.

          b) If the counter part goes into liquidation, voluntary or otherwise.

          c) If counter part makes any arrangement or compensation with its creditors or if distress execution or other process of the court is levied upon or if any encumbrancer takes possession of or a receiver or other officer of the court is appointed in respect of its assets or properties.

     ii) Notwithstanding anything contained hereinabove and without prejudice to the rights and remedies open, either party shall be entitled to terminate this Agreement by giving three months' notice to the other party. However, before the termination of this Agreement, the parties shall discuss the cause of termination. In such event none of the parties herein shall be entitled to any compensation or compensation of any kind whatsoever.

X.   CONSEQUENCES OF TERMINATION:

     Upon termination of this Agreement in any manner -

     i) The manufacturer shall immediately discontinue the manufacture packaging of the products.

     ii) The Company shall pay and settle with the Manufacturer all the due charges against production of bills, invoices, vouchers etc. in respect thereof

     iii) The Manufacturer shall not be entitled to any other compensation or reimbursement of whatsoever nature.

     iv) The Manufacturer shall not claim any right, title or interest in respect of any of the trade marks of the Company whether registered or not as well as any similar trade marks.

     v) For a period of at least 10 years, the Manufacturer shall not manufacture or produce directly or indirectly the same products for itself or for any other person whatsoever.

XI.  SECRECY CLAUSE AND UNDERTAKING:

     i) The Manufacturer undertakes that it shall keep strictly secret and confidential and shall not disclose, divulge or reveal during the continuance of this Agreement or at any time thereafter the know-how, formula, manufacturing process and its details or any part disclosed or communicated by the Company to it under this Agreement


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          relating to the manufacturing or packaging of the products or otherwise gained or acquired by virtue of or as a result of the implementation of this Agreement to any person, firm, company, body, corporate or authority and shall ensure that the same is kept secret and confidential.

     ii) The Manufacturer further undertakes not to manufacture/pack the products mentioned in 'Schedule I' hereto annexed and, or manufacture/pack or market similar products while this agreement is in force and for at least 10 years from the termination of this agreement for whatever reason.

     iii) The Manufacturer further undertakes to take all reasonable measures to ensure that its employees and/or personnel are responsible for the satisfactory performance of conditions and obligations herein including condition to preserve strict secrecy of the information disclosed to them.

     iv) The Manufacturer shall also take suitable undertakings to the satisfaction of the Company from such employees or personnel not to manufacture and/or market same products listed in the 'Schedule I' hereto annexed while this Agreement is in force.

XII. TRADEMARKS:

     i) The Manufacturer hereby agrees forthwith upon the expiry or earlier termination of this Agreement for any cause whatsoever or any or all the rights or permission herein granted, to discontinue any and every application and/or affixation whatsoever of the said trade mark "MULTICIDAL/HICIDAL/PERIBAN/MICROCIDAL" and/or any other trade mark of "MULTICIDAL/HICIDAL/PERIBAN/MICROCIDAL" in connection with any goods, products, service or business or trade as also of any other word, name, logo, device, alphabets, script or language so closely similar in sound, appearance or meaning to the trade mark "MULTICIDAL/HICIDAL/PERIBAN/MICROCIDAL" words, names, logos or devices whether applied and/or affixed separately or in conjunction or juxtaposition with or to the said trade mark or any other trade mark as to be likely to cause confusion or deception or to detract from or adversely affect the right, title or interest of the Company in or to any other trade mark.

     ii) The Manufacturer further agrees and undertakes that upon the termination of this Agreement, it will not directly or indirectly represent or describe or cause to be represented or described on any labels, advertising materials, circulars or in any other manner whatsoever that represents that Manufacturer was formerly manufacturing the said goods under the said trade mark of the Company and/or any other trade mark of the Company.

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     iii) Upon the termination of this Agreement for any reason whatsoever the Company shall purchase from the Manufacturer all the said goods which are in the possession, custody or control of the Manufacturer and which are in a good and saleable condition by paying to Manufacturer the prices agreed under this Agreement.

XIII. INSURANCE

     The Manufacturer shall insure all the raw materials and packaging materials, finished products and stock in process to its own account. The Company shall render the necessary documents in connection therewith.

XIV. JURISDICTION

     This Agreement shall be deemed to be an Agreement made in Pune and the jurisdiction of Courts other than in Pune is hereby excluded by the consent of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have these presents the day and year first hereinabove written.


SIGNED AND DELIVERED BY                        SIGNED AND DELIVERED BY
within named "The Company"                     within named "The Manufacturer"

For Bio-Ved Pharmaceuticals Pvt. Ltd.          For S.P.B. (Inc.)

S/ AJIT P. CHITRE                              S/ MANEESH SAPTE
Mr. Ajit P. Chitre                             Mr. Maneesh Sapte
Director (Operations)                          Partner

in the presence of                             in the presence of


Mr. R. Ramakrishnan                            Mr. Mahesh Belvalkar


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